Exhibit 99.1

Hall of Fame Resort & Entertainment Company Partners with Josh Harris and David Blitzer to Elevate Youth Sports at Hall of Fame Village

New Programs at ForeverLawn Sports Complex and

Hall of Fame Village’s Center for Performance Expected in 2024

CANTON, OHIO – December 29, 2023 – Hall of Fame Resort & Entertainment Company (“HOFV” or the “Company”) (NASDAQ: HOFV, HOFVW), the only resort, entertainment and media company centered around the power of professional football, alongside Josh Harris and David Blitzer, announced today they have agreed to a strategic partnership to elevate and expand youth sports programming at the Hall of Fame Village, a 115-acre sports and entertainment destination surrounding the Pro Football Hall of Fame in Canton, Ohio.

“The impact of youth sports programming at the Hall of Fame Village is profound and far-reaching. Anchoring our commitment to fostering the growth and development of young athletes, this initiative goes beyond the game. It’s about instilling values, building character, and creating a sense of community that will resonate well into the future. Through this programming with Josh Harris and David Blitzer, we aim to shape not just skilled athletes but resilient individuals and future leaders. This is a testament to our dedication to making a lasting impact on the lives of young participants and the communities we serve,” said Michael Crawford, President and CEO of Hall of Fame Resort & Entertainment Company.

“Creating opportunities for youth to experience the positive benefits of sports is a goal we both share,” Harris and Blitzer said. “Through this partnership, we are excited to expand our youth sports platform to include new sports such as flag and tackle football, soccer, lacrosse, and field hockey. We look forward to this partnership with Hall of Fame Village, as well as key local stakeholders including Stark County, the Pro Football Hall of Fame, and the Canton City School District.”

The partnership harnesses the strength of the Hall of Fame Village and the proven track records of Harris and Blitzer to amplify youth sports programming and create world-class experiences for participants at ForeverLawn Sports Complex. The move increases the strength and reach of the Village while demonstrating the continued desire of both entities to use the power of sports to inspire, educate, and uplift youth. The partnership will extend to youth sports programming at the Hall of Fame Village’s Center for Performance, a fabric-domed facility with 100,000 square feet of versatile indoor space for year-round hosting of various events, including sporting events, tournaments, concerts, conventions, and more.

Hall of Fame Resort & Entertainment Company will maintain a minority ownership interest in the Sports Complex business. Advancing the strategy of integrated guest experiences at the Hall of Fame Village destination, this partnership also commits to delivering meaningful services to the Sports Complex business through diverse commercial agreements, to elevate the synergy model to an even greater level.

As founders of Harris Blitzer Sports & Entertainment, a sports and entertainment platform that includes the Philadelphia 76ers, New Jersey Devils, Prudential Center, and the Washington Commanders, Harris and Blitzer have worked to create sports and educational opportunities for youth in the communities they serve. Leveraging institutional knowledge in sports, entertainment, and innovation, they aim to sustain and expand the growth of programming of the ForeverLawn Sports Complex by investing in systems, technology, and facilities.

More information about this partnership and updated programming at ForeverLawn Sports Complex will be announced in 2024.

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About Hall of Fame Resort & Entertainment Company:

Hall of Fame Resort & Entertainment Company (NASDAQ: HOFV, HOFVW) is a resort and entertainment company leveraging the power and popularity of professional football and its legendary players in partnership with the Pro Football Hall of Fame. Headquartered in Canton, Ohio, the Hall of Fame Resort & Entertainment Company is the owner of the Hall of Fame Village a multi-use sports, entertainment and media destination centered around the Pro Football Hall of Fame’s campus. Additional information on the Company can be found at www.HOFREco.com

MEDIA CONTACTS:

Hall of Fame Resort & Entertainment Company

Anne Graffice

Anne.graffice@hofvillage.com

Harris and Blitzer Communications

Dave Sholler

DaveSholler@HBSE.com